UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 25, 2009, Flotek Industries, Inc. (the “Registrant”) entered into a First Amendment and Temporary Waiver Agreement (the “Amendment”) with Wells Fargo Bank, N.A., as administrative agent, which amended the terms of the Registrant’s Credit Agreement dated as of March 31, 2008 (the “Credit Agreement”). The Amendment, among other things, increased the interest rate margins applicable to advances under the Credit Agreement, decreased the aggregate revolving commitment under the Credit Agreement to $15.0 million, and provides a temporary waiver of any breach by the Registrant of the minimum net worth covenant in the Credit Agreement through the earlier of May 15, 2009 or the occurrence of certain other specified events. The Amendment also permits the Registrant to exchange shares of its common stock for up to $40.0 million of the Registrant’s Convertible Senior Notes, which exchange would otherwise be prohibited by the Credit Agreement. There can be no assurance that the Registrant will be able to reduce the outstanding amount of its Convertible Senior Notes through any such exchange transactions. The Registrant is currently negotiating further amendments to the terms of the Credit Agreement.

A copy of the Amendment is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	First Amendment and Temporary Waiver Agreement dated as of February 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: March 3, 2009	By:	/s/ Jesse E. Neyman
Jesse E. Neyman
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment and Temporary Waiver Agreement dated as of February 25, 2009